NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC (the 'Exchange' or 'NYSE American') hereby notifies the Securities and Exchange Commission ('SEC') of its intention to remove the entire class of Common Stock (the ‘Common Stock’), and Warrants to purchase Common Stock $0.0001 par value per share (Expiring August 12, 2021) (collectively with the Common Stock, the ‘Securities’) of ImmunoCellular Therapeutics, Ltd. (the 'Company') from listing and registration on the Exchange on October 29, 2018 pursuant to the provisions of Rule 12d2-2(b), because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. NYSE Regulation, Inc. (‘NYSE Regulation') reached its decision to initiate delisting proceedings pursuant to Section 1003 of the NYSE American Company Guide due to the abnormally low trading price of the Common Stock. On October 16, 2018, NYSE Regulation determined that the Securities of the Company should be suspended immediately from trading, and directed the preparation and filing with the SEC of this application for the removal of the Securities from listing and registration on the Exchange. The Company was notified by phone and by letter on October 16, 2018. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange’s website on October 16, 2018. Trading in the Securities were immediately suspended on October 16, 2018. The Company had a right to appeal the determination to delist the Securities by a Committee of the Board of Directors of the Exchange, provided that it filed a written request for such a review with the Secretary of the Exchange within seven business days of receiving notice of the delisting determination. The Company disclosed in its press release dated October 17, 2018 that it does not intend to file such request within the specified time period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.